Exhibit (d)(3)

                         FORM OF SUB-ADVISORY AGREEMENT

                       ALLEGIANT INTERNATIONAL EQUITY FUND



         THIS SUB-ADVISORY AGREEMENT ("AGREEMENT") is made as of _______________ by and between PNC CAPITAL ADVISORS, LLC, a Delaware limited liability company ("ADVISER"), and POLARIS CAPITAL MANAGEMENT, LLC, a Massachusetts limited liability company ("SUB-ADVISER").

         WHEREAS, Allegiant Funds, a Massachusetts business trust ("TRUST"), is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 ACT"); and

         WHEREAS, pursuant to an Advisory Agreement dated _______________ ("ADVISORY AGREEMENT") by and between the Trust and the Adviser, the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust to manage the Trust's International Equity Fund ("FUND"); and

         WHEREAS, the Trust operates pursuant to the conditions in its Manager-of-manager Order from the Securities and Exchange Commission (SEC File No. 27596) ("Order"); and

         WHEREAS, the Adviser has agreed to provide certain investment advisory duties under the Advisory Agreement and the Adviser is permitted to delegate certain of its investment advisory duties under the Advisory Agreement and consistent with the Order; and

         WHEREAS, subject to the terms and provisions of this Agreement, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services to the Trust; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, in addition to the terms defined elsewhere herein.

         (a) the terms "MAJORITY OF THE OUTSTANDING VOTING
SECURITIES","INTERESTED PERSONS", "INVESTMENT COMPANY", and "ASSIGNMENT" have the meanings ascribed to those terms in the 1940 Act; and

         (b) "AVERAGE DAILY ASSETS" means, as to a Monthly Period (as defined in
Section 9 below) an amount equal to the sum of the daily market value of that portion of the assets of the Fund that have been allocated to the Sub-Adviser pursuant to Section 3(a)(i) below for each calendar day in the Monthly Period divided by the number of days in the Monthly Period.

2. APPOINTMENT AND ACCEPTANCE; DELIVERY OF DOCUMENTS.

         (a) Subject to the supervision of the Adviser and the Trust's Board of Trustees ("BOARD") and the terms and provisions of this Agreement, the Adviser hereby appoints the Sub-Adviser to act as investment adviser for the Fund, and the Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein for the compensation provided herein, during the Services Period (as defined in Section 9 below).

         (b) The Sub-Adviser acknowledges that it has received copies of the Trust's most recent prospectuses and statements of additional information with respect to the Fund.

3. SERVICES OF SUB-ADVISER.

         (a) The Sub-Adviser will provide the following services to the Adviser:

              (i) The Sub-Adviser will provide a continuous program of investment management for that portion of the assets of the Fund that, from time to time, may be allocated to it and according to the investment strategy stated at the time of the allocation. The allocation may be determined by the Adviser or the Board, in writing, by an authorized officer of the Trust. It is understood that the assets so allocated may consist of all, a portion of, or none of the assets of the Fund, and that the Board or the Adviser has the right to allocate and reallocate such assets at any time, and from time to time, upon such notice to the Sub-Adviser as may be reasonably necessary, in the view of the Trust and the Adviser, to ensure orderly management of the Fund.

              (ii) Assist the Adviser in providing a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. The Sub-Adviser will assist the Adviser in determining from time to time what securities and other investments will be purchased, retained or sold by the Fund with respect to the Fund. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund's investment objective, policies, and restrictions as stated in the Prospectus, Statement of Additional Information, and resolutions of the Board applicable to the Fund;

         (b) Transmit trades to the Trust's custodian for proper settlement;

         (c) Prepare a quarterly broker security transaction summary and monthly security transaction listing for that portion of the assets of the Fund that may be allocated to the Sub-Adviser pursuant to Section 3(a)(i) above;

         (d) Maintain all books and records with respect to the Fund's securities transactions effected by it as required by subparagraphs (b)(5), (6),
(7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act; and

         (e) Supply the Trust and the Board with reports and statistical data as reasonably requested.

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4. OTHER COVENANTS. The Sub-Adviser agrees that it:

         (a) will comply with all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and will in addition conduct its activities under this Agreement in accordance with other applicable laws;

         (b) will use the same skill and care in providing such services as it uses in providing services to similar fiduciary accounts for which it has investment responsibilities;

         (c) will not make loans to any Person to purchase or carry shares in the Fund or make interest-bearing loans to the Trust or the Fund;

         (d) will maintain a policy and practice of conducting its investment advisory services hereunder independent of any affiliated person of Polaris or the Adviser;

         (e) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In selecting brokers or dealers for executing portfolio transactions, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction the Sub-Adviser will consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser also may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to any fund and/or other accounts over which the Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized, subject to the prior approval of the Board, to negotiate and pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. Notwithstanding the foregoing, no prior approval by the Board will be required so long as the broker or dealer selected by the Sub-Adviser provides best price and execution on a particular transaction. In no instance will Fund securities be purchased from or sold to the Adviser, any Sub-Adviser, Professional Funds Distributors, LLC ("PFD") (or any other principal underwriter to the Trust) or an affiliated person of either the Trust, the Adviser, the Sub-Adviser, or PFD (or such other principal underwriter) unless permitted by rule, regulation, or order of the SEC. In executing portfolio transactions for the Fund, the Sub-Adviser may, but will not be obligated to, to the extent permitted by applicable laws and regulations, aggregate the securities to be sold or purchased with those of other funds and its other clients where such aggregation is not inconsistent with the policies set forth in the Trust's registration statement. In such event, the Sub-Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and such other clients;

         (f) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust).

         (g) in providing the services described in this Agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to the Fund or any other investment company sponsored by the Adviser regarding transactions for the Fund in securities or other assets, except as permitted by applicable law.

         (h) The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser herby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the sub-advised assets or any other transactions in the Trust's assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's written request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by it pursuant to
Section 3(d) of this Agreement.

6. EXPENSES. The Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction costs, if any) purchased or sold for the Fund; provided, however, that the Sub-Adviser need not pay more than $10,000 per Annual Period (as defined in Section 9 below) for expenses incurred by it in providing marketing support to the Adviser as requested by the Adviser.

7. FEES. For each Monthly Period (as defined in Section 9 below), the Adviser will pay to the Sub-Adviser, monthly in arrears within ten days after the end of the relevant Monthly Period, an annualized fee (each, a "FEE" and collectively, the "FEES"), calculated as follows:

         (a) If the Average Daily Assets for the Monthly Period is less than or equal to $125,000,000, the Fee for the Monthly Period will equal the product of
(i) the Average Daily Assets for the Monthly Period multiplied by (ii) .029167%.

         (b) If the Average Daily Net Assets for the Monthly Period is greater than $125,000,000 but less than or equal to $200,000,000, the Fee for the Monthly Period will equal the sum of (i) $36,458 plus (ii) the product of (A) the difference between the Average Daily Assets for the Monthly Period less $125,000,000 multiplied by (B) .03333%.

         (c) If the Average Daily Assets for the Monthly Period is greater than $200,000,000, the Fee for the Monthly Period shall equal the sum of (i) $61,458 plus (ii) the product of (A) the difference between the Average Daily Assets for the Monthly Period less $200,000,000 multiplied by (B) .04167%. The foregoing provisions are consistent with the description of fees set forth in SCHEDULE A.

8. LIMITATION OF LIABILITY. The Sub-Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. TERM; TERMINATION.

         (a) The initial term of this Agreement will be two years ("INITIAL TERM"), unless it is terminated earlier in accordance with its terms. Thereafter, this Agreement will continue in effect for successive twelve month periods (each a "RENEWAL TERM") so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those members of the Board who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund. For purposes of this Agreement, "SERVICES PERIOD" means the Initial Term and any Renewal Term. The Services Period will be divided into (i) consecutive annual periods of twelve months each that commence on October 1 and expire on September 30 (each, an "ANNUAL PERIOD"), (ii) each Annual Period will be divided into four consecutive, three-month periods (each, a "QUARTERLY PERIOD"), and (iii) each Quarterly Period will be divided into three consecutive calendar months (each, a "MONTHLY PERIOD").

         (b) Notwithstanding any contrary provision in this Agreement, this Agreement may be terminated as follows:

              (i) This Agreement will terminate automatically upon the effective date of the termination of the Advisory Agreement with respect to the Fund for any reason (whether by the Trust, by the Adviser, or by operation of law).

              (ii) This Agreement may be terminated as to the Fund at any time by the Adviser or by the Trust (by vote of the majority of those members of the Board who are not interested persons of any party to this Agreement or by vote of a majority of the outstanding voting securities of the Fund) on sixty days written notice to the Sub-Adviser, or by the Sub-Adviser on one hundred eighty days written notice to the Trust, provided that in the case of termination by the Trust or the Sub-Adviser, notice shall be given simultaneously to the Adviser.

              (iii) This Agreement will terminate immediately in the event of its assignment.

10. REPRESENTATIONS AND WARRANTIES.

10.1 The Sub-Adviser hereby represents and warrants to the Adviser, the Trust, and the Fund as follows:

         (a) ORGANIZATION, AUTHORITY AND QUALIFICATION OF SUB-ADVISER. The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sub-Adviser, the performance by the Sub-Adviser of its obligations hereunder and the consummation by the Sub-Adviser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Sub-Adviser. This Agreement has been duly executed and delivered by the Sub-Adviser, and this Agreement constitutes a legal, valid and binding obligation of the Sub-Adviser enforceable against the Sub-Adviser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by general equitable principles.

         (b) NO CONFLICT. The execution, delivery and performance of this Agreement by the Sub-Adviser do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational or governing documents of the Sub-Adviser, (ii) conflict with or violate any law or governmental order applicable to the Sub-Adviser or its business, or (iii) conflict with or result in any breach of or constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Sub-Adviser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Sub-Adviser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Sub-Adviser to provide the services contemplated by this Agreement.

         (c) CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Sub-Adviser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, or any other person. The Sub-Adviser possesses all necessary licenses and governmental approvals and meets all other legal requirements needed to provide the services required hereunder.

         (d) LITIGATION. No action by or against the Sub-Adviser is pending or, to the knowledge of the Sub-Adviser after due inquiry, threatened, that (i) could affect the legality, validity or enforceability of this Agreement or (ii) seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect the Sub-Adviser's ability to provide, the services contemplated by this Agreement.

         (e) INFRINGEMENT. No program or application used by the Sub-Adviser in the performance or delivery of services hereunder will violate any copyright or patent right or infringe on any proprietary rights.

10.2 The Adviser hereby represents and warrants to the Sub-Adviser as follows:

         (a) ORGANIZATION, AUTHORITY AND QUALIFICATION OF ADVISER. The Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Adviser, the performance by the Adviser of its obligations hereunder and the consummation by the Adviser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Adviser. This Agreement has been duly executed and delivered by the Adviser, and this Agreement constitutes a legal, valid and binding obligation of the Adviser enforceable against the Adviser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by general equitable principles.

         (b) NO CONFLICT. The execution, delivery and performance of this Agreement by the Adviser do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational or governing documents of the Adviser, (ii) conflict with or violate any law or governmental order applicable to the Adviser or its business, or (iii) conflict with or result in any breach of or constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Adviser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Adviser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Adviser to provide the services contemplated by this Agreement.

         (c) CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Adviser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, or any other person, except as otherwise provided herein.

         (d) LITIGATION. No action by or against the Adviser is pending or, to the knowledge of the Adviser after due inquiry, threatened, that (i) could affect the legality, validity or enforceability of this Agreement or (ii) seeks to delay or prevent the consummation of this Agreement.

11. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund to the extent required under the 1940 Act.

12. MISCELLANEOUS.

         (a) The Adviser may use the Sub-Adviser's name in all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund, to broker-dealers, or to the public as long as the Sub-Adviser does not notify the Adviser in writing that such use infringes the rights of any third party ("Materials"). The Adviser will furnish the Sub-Adviser with a copy of all Materials that refer to the Sub-Adviser before they are used. The Sub-Adviser will consent to such references unless it reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of the materials that expressly relate to the Sub-Adviser, its services, and its clients.

         (b) The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their permitted successors or assigns, and will be governed by Ohio law. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13. NAMES. The names "ALLEGIANT FUNDS" and "Trustees of ALLEGIANT FUNDS" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "ALLEGIANT FUNDS" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                            POLARIS CAPITAL MANAGEMENT, LLC


                                            By: ________________________________

                                            Name: ______________________________

                                            Title: _____________________________



                                            PNC CAPITAL ADVISORS, LLC


                                            By: ________________________________

                                            Name: ______________________________

                                            Title: _____________________________

                                   SCHEDULE A
                                       TO
                             SUB-ADVISORY AGREEMENT

                       ALLEGIANT INTERNATIONAL EQUITY FUND


                                      FEES


The Adviser will pay the Sub-Adviser an annualized fee with respect to the portion of assets of the Fund allocated to the Sub-Adviser pursuant to Section 3(a)(i) of the Agreement consistent with the following schedule:

--------------------------------------------------------------------------------
       Up to $125 million                     -         35 basis points
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       $125 to $200 million                   -         40 basis points
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       Over $200 million                      -         50 basis points
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Each specified number of basis points applies only to assets within its adjacent dollar range. For example, if the size of the Sub-Adviser's allocation is $300 million, the Sub-Adviser would be paid 35 basis points on the first $125 million; 40 basis points on the next $75 million; and 50 basis points on the amount over $200 million.